Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $9.0 Million, or $1.62 Per Diluted Share, in Second Quarter 2024

ANCHORAGE, Alaska - July 24, 2024 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $9.0 million, or $1.62 per diluted share, in the second quarter of 2024, compared to $8.2 million, or $1.48 per diluted share, in the first quarter of 2024, and $5.6 million, or $0.98 per diluted share, in the second quarter a year ago. The increase in second quarter 2024 profitability as compared to the prior quarter and the second quarter a year ago was primarily the result of an increase in mortgage banking income and higher net interest income, as well as a lower provision for credit losses.

Dividends per share in the second quarter of 2024 remained consistent with the first quarter of 2024 at $0.61 per share and increased as compared to $0.60 per share in the second quarter of 2023.

“Our strategic focus on capturing market share while maintaining our disciplined credit culture delivered another quarter of strong results,” said Mike Huston, Northrim’s President and Chief Executive Officer. “Our investments in infrastructure and people continue to attract new clients who recognize the differentiated service we provide. Looking ahead, we are optimistic about continued deposit and loan growth throughout our expanding footprint in Alaska.”

“I am also pleased to welcome our new CIO, Nathan Reed, to the executive team where he will oversee enhancements to our online banking presence and operating processes,” continued Mr. Huston.

Second Quarter 2024 Highlights:

•Net interest income in the second quarter of 2024 increased 2% to $27.1 million compared to $26.4 million in the first quarter of 2024 and increased 8% compared to $25.1 million in the second quarter of 2023.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.30% for the second quarter of 2024, up 8-basis points from the first quarter of 2024 and up 9-basis points from the second quarter a year ago.
•The weighted average interest rate for portfolio loans originated in the second quarter of 2024 was 7.26% compared to 7.15% for loans originated in the first quarter of 2024 and up from 6.93% in the second quarter a year ago.
•Return on average assets (“ROAA”) was 1.31% and return on average equity (“ROAE”) was 14.84% for the second quarter of 2024.
•Portfolio loans were $1.88 billion at June 30, 2024, up 4% from the preceding quarter and up 13% from a year ago, primarily due to new customer relationships, expanding market share, and to retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”), in the loan portfolio.
•Total deposits were $2.46 billion at June 30, 2024, up 1% from the preceding quarter, and up 7% from $2.30 billion a year ago. Non-interest bearing demand deposits decreased 1% from the preceding quarter and decreased 1% year-over-year to $704.5 million at June 30, 2024 and represents 29% of total deposits.

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•The average cost of interest-bearing deposits was 2.21% at June 30, 2024, up from 2.13% at March 31, 2024 and 1.56% at June 30, 2023.
•Mortgage loan originations increased to $181.51 million in the second quarter of 2024, up from $101.73 million in the first quarter of 2024 and $169.42 million in the second quarter a year ago. Mortgage loans funded for sale were $152.34 million in the second quarter of 2024, compared to $84.32 million in the first quarter of 2024 and $113.82 million in the second quarter of 2023.
•Placed three graduates from Northrim's Commercial Banking Training Program into full-time positions within the Bank.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total assets	$2,821,668	$2,759,560	$2,807,497	$2,790,189	$2,638,207
Total portfolio loans	$1,875,907	$1,811,135	$1,789,497	$1,720,091	$1,659,239
Total deposits	$2,463,806	$2,434,083	$2,485,055	$2,427,930	$2,302,311
Total shareholders’ equity	$247,200	$239,327	$234,718	$225,259	$221,336
Net income	$9,020	$8,199	$6,613	$8,374	$5,577
Diluted earnings per share	$1.62	$1.48	$1.19	$1.48	$0.98
Return on average assets	1.31%	1.19%	0.93%	1.22%	0.85%
Return on average shareholders’ equity	14.84%	13.84%	11.36%	14.67%	9.85%
NIM	4.24%	4.16%	4.06%	4.15%	4.14%
NIMTE*	4.30%	4.22%	4.12%	4.21%	4.21%
Efficiency ratio	68.78%	68.93%	72.21%	66.64%	74.03%
Total shareholders’ equity/total assets	8.76%	8.67%	8.36%	8.07%	8.39%
Tangible common equity/tangible assets*	8.24%	8.14%	7.84%	7.54%	7.83%
Book value per share	$44.93	$43.52	$42.57	$40.60	$39.45
Tangible book value per share*	$42.03	$40.61	$39.68	$37.72	$36.60
Dividends per share	$0.61	$0.61	$0.60	$0.60	$0.60
Common stock outstanding	5,501,562	5,499,578	5,513,459	5,548,436	5,610,841

* References to NIMTE, tangible book value per share, and tangible common equity to tangible common assets, (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in May of 2024 was 4.5% compared to the U.S. rate of 4%. The total number of payroll jobs in Alaska, not including uniformed military, increased 2.9% or 9,300 jobs between May of 2023 and May of 2024.

According to the DOL, Construction and Health Care had the largest growth in new jobs through May 2024 compared to the prior year. The Construction sector added 2,500 positions for a year over year growth rate of 14.5% in May of 2024. The Health Care sector grew by 1,700 jobs for an annual growth rate of 4.3%. The Oil & Gas sector increased by 9.5% or 700 new direct jobs. Professional and Business Services added 1,100 jobs year over year through May of 2024, up 3.9%. The Government sector grew by 1,200 jobs for 1.5% growth, adding 600 Federal jobs and 600 State and local positions in Alaska. The only sectors to decline between May 2023 and May 2024 were Financial Activities, shrinking 100 positions and Information, down 200 jobs.

Alaska’s Gross State Product (“GSP”) in the first quarter of 2024, was estimated to be $69.2 billion in current dollars, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s inflation adjusted “real” GSP grew 5.3% in 2023, placing Alaska fourth best of all 50 states. In the first quarter of 2024 Alaska grew at an

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annualized rate of 2.6%, compared to the average U.S. rate of 1.4%. This ranked Alaska 10th best of the 50 states for the first quarter of 2024. Alaska’s real GSP improvement in the first quarter of 2024 was aided by gains in the Mining, Oil & Gas; and Transportation and Warehousing sectors.

The BEA also calculated Alaska’s seasonally adjusted personal income at $54.1 billion in the first quarter of 2024. This was an annualized improvement of 7% for Alaska, equal to the national average of 7%.

The monthly average price of Alaska North Slope (“ANS”) crude oil was in a range between $75.64 and $95.05 in 2023. In the first five months of 2024 the monthly average price has been between $79.64 and $89.05. The Alaska Department of Revenue (“DOR”) calculated ANS crude oil production was 479 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2023. The DOR has forecast production to decline slightly to 468 thousand bpd in Alaska’s fiscal year 2024 and grow to 477 thousand bpd in fiscal year 2025. The DOR projects the number to reach 641 thousand bpd by fiscal year 2034 over the next decade. This is primarily a result of new production coming on line in and around the NPR-A region west of Prudhoe Bay.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.4% in 2023 to $480,272, following a 7.6% increase in 2022. This was the sixth consecutive year of price increases. In the first six months of 2024 the average price continues to increase 4.8% to an average sale of $503,474.

The average sales price for single family homes in the Matanuska Susitna Borough rose 4% in 2023 to $397,589, after increasing 9.9% in 2022. This continues a trend of average price increases for more than a decade in the region. In the first six months of 2024 the average sales price increased 3.4% to $410,912 according to the Alaska Multiple Listing Services. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

However, the Alaska Multiple Listing Services reported a large decrease in the number of units sold in both communities in 2023. There were 2,162 housing units sold in Anchorage in 2023, down 24.1% compared to 2,849 in 2022. In the Matanuska Susitna Borough there were 1,636 homes sold in 2023, compared to 2,103 in 2022, a decrease of 22.2%.

In the first six months of 2024 in Anchorage there were 4.2% fewer homes sold than over the same period in 2023. The Matanuska Susitna Borough declined 9.1% in homes sold comparing the first six months of 2023 and 2024.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the second quarter of 2024, Northrim generated a ROAA of 1.31% and a ROAE of 14.84%, compared to 1.19% and 13.84%, respectively, in the first quarter of 2024 and 0.85% and 9.85%, respectively, in the second quarter a year ago.

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Net Interest Income/Net Interest Margin

Net interest income increased 2% to $27.1 million in the second quarter of 2024 compared to $26.4 million in the first quarter of 2024 and increased 8% compared to $25.1 million in the second quarter of 2023. Interest expense on deposits increased to $9.5 million in the second quarter of 2024 compared to $9.2 million in the first quarter and $6.1 million in the second quarter of 2023.

NIMTE* was 4.30% in the second quarter of 2024 up from 4.22% in the preceding quarter and 4.21% in the second quarter a year ago. NIMTE* increased 9 basis points in the second quarter of 2024 compared to the second quarter of 2023 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher earning-assets, and higher yields on those assets which were only partially offset by an increase in costs on interest-bearing deposits. The weighted average interest rate for new loans booked in the second quarter of 2024 was 7.26% compared to 7.15% in the first quarter of 2024 and 6.93% in the second quarter a year ago. One long-term investment was purchased during the second quarter of 2024 with a yield of 5.13%. There were no long-term investments purchased in the first quarter of 2024 or second quarter of 2023. The yield on the portfolio in the second quarter of 2024 remained consistent with the first quarter of 2024 at 2.82% and increased from 2.40% in the second quarter of 2023. “We saw the benefit of new loan volume and repricing outweigh the modest increase in deposit costs in the second quarter of 2024 and anticipate net interest margin leveling off through the remainder of the year,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.11% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 2024.

Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $120,000 in the second quarter of 2024, which was the net of a $255,000 benefit for credit losses on unfunded commitments and a provision for credit losses on loans of $135,000. The benefit to the provision for unfunded commitments was primarily due to a decrease in unfunded commitments as well as improvement in estimated loss rates due to changes in mix and management's assessment of economic conditions. The increase to the provision for credit losses on loans was primarily a result of loan growth which was partially offset by a decrease in the provision for loans individually evaluated and a decrease in estimated loss rates. This compares to a provision for credit losses of $149,000 in the first quarter of 2024, and provision for credit losses of $1.4 million in the second quarter a year ago. The decrease in the provision for credit losses on loans in the second quarter of 2024 compared to the second quarter of 2023 was primarily due to lower loan growth during the second quarter of 2024 as compared to the second quarter of 2023.

Nonperforming loans, net of government guarantees, decreased during the quarter to $4.8 million at June 30, 2024, compared to $5.3 million at March 31, 2024, and $5.3 million at June 30, 2023.

The allowance for credit losses on loans was 365% of nonperforming loans, net of government guarantees, at the end of the first quarter of 2024, compared to 333% three months earlier and 292% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $9.6 million, or 26% of total second quarter 2024 revenues, as compared to $7.8 million, or 23% of revenues in the first quarter of 2024, and $7.0 million, or 22% of revenues in the second quarter of 2023. The increase in other operating income in the second quarter of 2024 as compared to the preceding quarter and the second quarter of 2023 was primarily the result of an increase in mortgage banking income due to a higher volume of mortgage activity due to our expansion in Arizona, Colorado, and the Pacific Northwest markets. The fair market value of marketable equity securities decreased $60,000 in the second quarter of 2024 compared to an increase of $314,000 in the prior quarter and a decrease of $234,000 in the second quarter of 2023. The increase in other

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operating income in the second quarter of 2024 as compared to the second quarter a year ago was due primarily to a higher volume of mortgage activity, as well as an increase in purchased receivable income due to higher balances and increased rates. See further discussion regarding mortgage activity during the second quarter contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $25.2 million in the second quarter of 2024, compared to $23.6 million in the first quarter of 2024, and $23.8 million in the second quarter of 2023. The increase in other operating expenses in the second quarter of 2024 compared to the first quarter of 2024 was primarily due to an increase in salaries and other personnel expense, including $807,000 in mortgage commissions expense due to higher mortgage volume, as well as an increase in OREO expense due to a gain on sale recorded in the first quarter of 2024 for proceeds received related to a government guarantee on an OREO property sold in December 2022. The increase in other operating expenses in the second quarter of 2024 compared to a year ago is primarily due to an increase in salaries and other personnel expense.

Income Tax Provision

In the first quarter of 2024, Northrim recorded $2.5 million in state and federal income tax expense for an effective tax rate of 21.9%, compared to $2.3 million, or 21.9% in the first quarter of 2024 and $1.4 million, or 19.6% in the second quarter a year ago. The increase in the tax rate in the second quarter of 2024 as compared to the second quarter of 2023 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income in 2024 as compared to 2023.

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Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 15.04% of Alaska's total deposits as of June 30, 2023 compared to 13.95% of Alaska's total deposits as of June 30, 2022. This represents 109 basis points of growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were down 8.5% during the same period. Updated market share data based on Alaska's total deposits as of June 30, 2024 should be available from the FDIC in September 2024. Northrim opened a branch in Kodiak in the first quarter of 2023, a loan production office in Homer in the second quarter of 2023, a permanent branch in Nome in the third quarter of 2023, and a branch in Homer in the first quarter of 2024. See below for further discussion regarding the Company's deposit movement for the quarter.

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Northrim's Commercial Banking Training Program was launched in 2022 to address persistent labor shortages in the Alaskan financial services industry. Trainees are selected from internal and external candidates to participate in a combination of classroom and rotational training with the goal of equipping trainees with the skills and experience they require to achieve long-term success and grow the future bankers at Northrim. Three graduates from the program were placed into full-time positions at the Bank in the second quarter of 2024.

Net interest income in the Community Banking segment totaled $24.3 million in the second quarter of 2024, compared to $24.2 million in the first quarter of 2024 and $22.7 million in the second quarter of 2023. Net interest income increased slightly in the second quarter of 2024 as compared to the first quarter of 2024 mostly due to higher interest income on loans. This increase was only partially offset by higher interest expense on deposits and borrowings and lower interest income on short term and portfolio investments.

Other operating expenses totaled $18.5 million in the second quarter of 2024, up $945,000 or 5% from $17.6 million in the first quarter of 2024, and up $692,000 or 4% from the second quarter a year ago. The increase in the second quarter of 2024 as compared to the prior quarter was mostly due to an increase in salaries and other personnel expense, as well as an increase in OREO expense due to a gain on sale recorded in the first quarter of 2024 for proceeds received related to a government guarantee on an OREO property sold in December 2022.

The following tables provide highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Net interest income	$24,278	$24,215	$24,456	$24,050	$22,700
(Benefit) provision for credit losses	(184)	197	885	1,190	1,407
Other operating income	3,693	3,813	4,048	3,597	3,067
Other operating expense	18,497	17,552	18,516	16,946	17,805
Income before provision for income taxes	9,658	10,279	9,103	9,511	6,555
Provision for income taxes	2,004	2,242	1,941	1,709	1,192
Net income	$7,654	$8,037	$7,162	$7,802	$5,363
Weighted average shares outstanding, diluted	5,558,580	5,554,930	5,578,491	5,624,906	5,677,292
Diluted earnings per share	$1.37	$1.45	$1.29	$1.39	$0.94

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2024	June 30, 2023
Net interest income	$48,493	$47,452
Provision for credit losses	13	1,767
Other operating income	7,506	5,967
Other operating expense	36,049	35,222
Income before provision for income taxes	19,937	16,430
Provision for income taxes	4,246	3,507
Net income Community Banking segment	$15,691	$12,923
Weighted average shares outstanding, diluted	5,562,025	5,719,453
Diluted earnings per share	$2.82	$2.26

Home Mortgage Lending

During the second quarter of 2024, mortgage loans funded for sale increased to $152.3 million, compared to $84.3 million in the first quarter of 2024, and $113.8 million in the second quarter of 2023.

During the second quarter of 2024, the Bank purchased Residential Mortgage-originated loans of $29.2 million of which roughly one-third were jumbos, one-third were adjustable rate mortgages and one-third were mortgages for second homes, with a weighted average interest rate of 6.82%, up from $17.4 million and 6.65% in the first quarter of 2024, and down from $55.6 million and 5.70% in the second quarter of 2023. The increase in mortgage loans funded for investment has increased net interest income in the Home Mortgage Lending segment. Net interest income contributed $2.8 million to total revenue in the second quarter of 2024, up from $2.2 million in the prior quarter, and up from $2.4 million in the second quarter a year ago.

The Arizona, Colorado, and the Pacific Northwest mortgage expansion markets were responsible for 22% of Residential Mortgage's $182 million total production in the second quarter of 2024, 19% of $102 million total production in the first quarter of 2024, and 15% of $169 million total production in the second quarter of 2023.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $81,000 during the second quarter of 2024 compared to a decrease of $25,000 for the first quarter of 2024 and a decrease of $574,000 for the second quarter of 2023. Mortgage servicing revenue increased to $2.2 million in the second quarter of 2024 from $1.6 million in the prior quarter and from $1.4 million in the second quarter of 2023 due to an increase in production of Alaska Housing Finance Corporation (AHFC) mortgages, which contribute to servicing revenues at origination. In the second quarter of 2024, the Company's servicing portfolio increased $41.8 million, which included $58.9 million in new mortgage loans, net of amortization and payoffs of $17.1 million as compared to a net increase of $15.5 million in the first quarter of 2024 and $12.8 million in the second quarter of 2023.

As of June 30, 2024, Northrim serviced 4,031 loans in its $1.10 billion home-mortgage-servicing portfolio, a 4% increase compared to the $1.06 billion serviced as of the end of the first quarter of 2024, and a 20% increase from the $922 million serviced a year ago.

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The following tables provide highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Mortgage commitments	$88,006	$56,208	$22,926	$50,128	$71,123

Mortgage loans funded for sale	$152,339	$84,324	$79,742	$131,863	$113,824
Mortgage loans funded for investment	29,175	17,403	27,114	21,585	55,595
Total mortgage loans funded	$181,514	$101,727	$106,856	$153,448	$169,419
Mortgage loan refinances to total fundings	6%	4%	4%	5%	3%
Mortgage loans serviced for others	$1,101,800	$1,060,007	$1,044,516	$982,098	$921,616

Net realized gains on mortgage loans sold	$3,188	$1,980	$1,462	$2,491	$2,570
Change in fair value of mortgage loan commitments, net	391	386	(296)	(289)	358
Total production revenue	3,579	2,366	1,166	2,202	2,928
Mortgage servicing revenue	2,164	1,561	2,180	2,396	1,424
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	239	289	(707)	—	(3)
Other[2]	(320)	(314)	(301)	(310)	(571)
Total mortgage servicing revenue, net	2,083	1,536	1,172	2,086	850
Other mortgage banking revenue	222	129	99	117	135
Total mortgage banking income	$5,884	$4,031	$2,437	$4,405	$3,913

Net interest income	$2,775	$2,232	$2,276	$2,300	$2,442
Provision (benefit) for credit losses	64	(48)	—	—	—
Mortgage banking income	5,884	4,031	2,437	4,405	3,913
Other operating expense	6,697	6,086	5,477	5,951	5,977
Income (loss) before provision for income taxes	1,898	225	(764)	754	378
Provision (benefit) for income taxes	532	63	(215)	182	164
Net income (loss)	$1,366	$162	($549)	$572	$214

Weighted average shares outstanding, diluted	5,558,580	5,554,930	5,578,491	5,624,906	5,677,292
Diluted earnings per share	$0.25	$0.03	($0.10)	$0.09	$0.04
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2024	June 30, 2023
Mortgage loans funded for sale	$236,663	$164,549
Mortgage loans funded for investment	46,578	97,559
Total mortgage loans funded	$283,241	$262,108
Mortgage loan refinances to total fundings	6%	4%

Net realized gains on mortgage loans sold	$5,168	$3,875
Change in fair value of mortgage loan commitments, net	777	483
Total production revenue	5,945	4,358
Mortgage servicing revenue	3,725	2,792
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	528	(215)
Other[2]	(634)	(1,154)
Total mortgage servicing revenue, net	3,619	1,423
Other mortgage banking revenue	351	140
Total mortgage banking income	$9,915	$5,921

Net interest income	$5,007	$2,722
Provision for credit losses	16	—
Mortgage banking income	9,915	5,921
Other operating expense	12,783	12,069
Income before provision for income taxes	2,123	(3,426)
Provision for income taxes	595	(910)
Net (loss) income Home Mortgage Lending segment	$1,528	($2,516)

Weighted average shares outstanding, diluted	5,562,025	5,719,453
Diluted (loss) earnings per share	$0.28	($0.44)
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.82 billion at June 30, 2024, up 2% from the preceding quarter and up 7% from a year ago. Northrim’s loan-to-deposit ratio was 76% at June 30, 2024, up from 74% at March 31, 2024, and 72% at June 30, 2023.

At June 30, 2024, our liquid assets, investments, and loans maturing within one year were $526.5 million and our funds available for borrowing under our existing lines of credit were $643.1 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.57 billion in the second quarter of 2024, up slightly from $2.56 billion in the first quarter of 2024 and up 5% from $2.43 billion in the second quarter a year ago. The average yield on interest-earning assets was 5.83% in the second quarter of 2024, up from 5.69% in the preceding quarter and 5.31% in the second quarter a year ago.

Average investment securities decreased to $640.0 million in the second quarter of 2024, compared to $670.9 million in the first quarter of 2024 and $727.8 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.82% for the second quarter of 2024, consistent with the preceding

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quarter and up from 2.40% in the year ago quarter. The average estimated duration of the investment portfolio at June 30, 2024, was approximately 2.5 years compared to approximately 3.0 years at June 30, 2023. As of June 30, 2024, $111.5 million of available for sale securities with a weighted average yield of 1.02% are scheduled to mature in the next six months, $77.3 million with a weighted average yield of 2.35% are scheduled to mature in six months to one year, and $172.2 million with a weighted average yield of 1.49% are scheduled to mature in the following year, representing a total of $361.0 million or 14% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $2.0 million in the second quarter of 2024 resulting in total unrealized loss, net of tax, of $15.2 million compared to $17.2 million at March 31, 2024, and $27.5 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.6 years. Total unrealized losses on held to maturity securities were $3.0 million at June 30, 2024, compared to $3.4 million at March 31, 2024, and $4.2 million a year ago.

Average interest bearing deposits in other banks decreased to $17.4 million in the second quarter of 2024 from $61.6 million in the first quarter of 2024 and $66.1 million in the second quarter of 2023 as cash was used to fund the loan growth and provide liquidity.

Portfolio loans were $1.88 billion at June 30, 2024, up 4% from the preceding quarter and up 13% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $1.65 billion at June 30, 2024, up 4% from the preceding quarter and up 10% from a year ago. Average portfolio loans in the second quarter of 2024 were $1.85 billion, which was up 3% from the preceding quarter and up 15% from a year ago. Yields on average portfolio loans in the second quarter of 2024 increased to 6.87% from 6.75% in the first quarter of 2024 and from 6.48% in the second quarter of 2023. The increase in the yield on portfolio loans in the second quarter of 2024 compared to the first quarter of 2024 and the second quarter a year ago is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment. The yield on new portfolio loans, excluding consumer mortgage loans, was 8.49% in the second quarter of 2024 as compared to 8.46% in the first quarter of 2024 and 7.70% in the second quarter of 2023. Approximately 28% of loans mature or reprice in the next three months, 16% of loans mature or reprice in three to twelve months, and 29% of loans mature or reprice in one to three years.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.46 billion at June 30, 2024, up 1% from $2.43 billion at March 31, 2024, and up 7% from $2.30 billion a year ago. “The increase in deposits in the second quarter of 2024 were consistent with our customers' business cycles and a result of continued aquisition of new relationships,” said Ballard. At June 30, 2024, 71% of total deposits were held in business accounts and 29% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $74,000 as of June 30, 2024. Northrim had 21 customers with balances over $10 million as of June 30, 2024, which accounted for $474.5 million, or 20%, of total deposits. Of these $474.5 million of deposits, approximately 40% are insured using ICS or CDARS and an additional 16% are long-term customers with whom Northrim has significant lending relationships. ICS and CDARS deposits are divided into amounts under the FDIC insurance maximum and allocated among member banks, making the large deposit eligible for FDIC insurance. Demand deposits decreased by 1% from the prior quarter and decreased 1% year-over-year to $704.5 million at June 30, 2024. Demand deposits remained consistent at 29% of total deposits at June 30, 2024 and March 31, 2024 compared to 31% of total deposits at June 30, 2023 and 35% of total deposits at March 31, 2023. Average interest-bearing deposits were up slightly to $1.73 billion with an average cost of 2.21% in the second quarter of 2024, compared to $1.73 billion and an average cost of 2.13% in the first quarter of 2024, and up 10% compared to $1.57 billion and an average cost of 1.56% in the second quarter of 2023. Uninsured deposits totaled $980.0 million or 40% of total deposits as of June 30, 2024 compared to $1.1 billion or 46% of total deposits as of December 31, 2022. Since interest rates began increasing in 2022, Northrim has taken a proactive, targeted approach to increase deposit rates.

Shareholders’ equity was $247.2 million, or $44.93 book value per share, at June 30, 2024, compared to $239.3 million, or $43.52 book value per share, at March 31, 2024 and $221.3 million, or $39.45 book value per share, a year ago. Tangible book value per share* was $42.03 at June 30, 2024, compared to $40.61 at March 31,

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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2024, and $36.60 per share a year ago. The increase in shareholders’ equity in the second quarter of 2024 as compared to the first quarter of 2024 was largely the result of earnings of $9.0 million and an increase in the fair value of the available for sale securities portfolio, which increased $2.0 million, net of tax, which were only partially offset by dividends paid of $3.4 million. The Company did not repurchase any shares of common stock in the second quarter of 2024 and has 110,000 shares remaining under the current share repurchase program as of June 30, 2024. Tangible common equity to tangible assets* was 8.24% as of June 30, 2024, compared to 8.14% as of March 31, 2024 and 7.83% as of June 30, 2023. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.68% at June 30, 2024, compared to 11.55% at March 31, 2024, and 12.13% at June 30, 2023.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

Nonperforming assets (“NPAs”) net of government guarantees were $5.1 million at June 30, 2024, down from $5.4 million at March 31, 2024 and down from $5.6 million a year ago. Of the NPAs at June 30, 2024, $3.1 million, or 64%, are nonaccrual loans related to three commercial relationships.

Net adversely classified loans were $7.1 million at June 30, 2024, as compared to $7.2 million at March 31, 2024, and $6.9 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan recoveries were $26,000 in the second quarter of 2024, compared to net loan recoveries of $42,000 in the first quarter of 2024, and net loan charge-offs of $22,000 in the second quarter of 2023. Additionally, Northrim had eight loan modifications to borrowers experiencing financial difficulty totaling $2.7 million, net of government guarantees in the second quarter of 2024.

Northrim had $122.2 million, or 6% of portfolio loans, in the Healthcare sector, $121.1 million, or 6% of portfolio loans, in the Tourism sector, $93.9 million, or 5% of portfolio loans, in the Accommodations sector, $78.4 million, or 4% of portfolio loans, in the Fishing sector, $70.8 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $63.9 million, or 3% of portfolio loans, in the Retail sector, and $52.1 million, or 3% in the Restaurants and Breweries sector as of June 30, 2024.

Northrim estimates that $88.3 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of June 30, 2024, and $1.6 million of these loans are adversely classified. As of June 30, 2024, Northrim has an additional $31.7 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches in Anchorage, Eagle River, the Matanuska Valley, the Kenai Peninsula, Juneau, Fairbanks, Nome, Kodiak, Ketchikan, and Sitka, serving 90% of Alaska’s population; and an asset-based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our provision for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease, outbreaks, such as the COVID-19 pandemic, or similar health threats and measures implemented to combat them; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Interest Income:
Interest and fees on loans	$32,367	$30,450	$26,313	$62,817	$50,007
Interest on portfolio investments	4,310	4,520	4,679	8,830	9,291
Interest on deposits in banks	232	838	828	1,070	2,317
Total interest income	36,909	35,808	31,820	72,717	61,615
Interest Expense:
Interest expense on deposits	9,476	9,180	6,114	18,656	10,697
Interest expense on borrowings	380	181	564	561	744
Total interest expense	9,856	9,361	6,678	19,217	11,441
Net interest income	27,053	26,447	25,142	53,500	50,174

(Benefit) provision for credit losses	(120)	149	1,407	29	1,767
Net interest income after provision for credit losses	27,173	26,298	23,735	53,471	48,407

Other Operating Income:
Mortgage banking income	5,884	4,031	3,913	9,915	5,921
Purchased receivable income	1,242	1,345	1,018	2,587	1,995
Bankcard fees	1,105	917	986	2,022	1,894
Service charges on deposit accounts	572	549	505	1,121	962
Unrealized gain (loss) on marketable equity securities	(60)	314	(234)	254	(457)
Other income	834	688	792	1,522	1,573
Total other operating income	9,577	7,844	6,980	17,421	11,888

Other Operating Expense:
Salaries and other personnel expense	16,627	15,417	15,183	32,044	30,667
Data processing expense	2,601	2,659	2,377	5,260	4,732
Occupancy expense	1,843	1,962	1,811	3,805	3,754
Professional and outside services	726	755	801	1,481	1,523
Insurance expense	692	779	647	1,471	1,204
Marketing expense	690	513	933	1,203	1,497
OREO expense, net rental income and gains on sale	2	(391)	(8)	(389)	18
Intangible asset amortization expense	—	—	3	—	7
Other operating expense	2,013	1,944	2,035	3,957	3,889
Total other operating expense	25,194	23,638	23,782	48,832	47,291

Income before provision for income taxes	11,556	10,504	6,933	22,060	13,004
Provision for income taxes	2,536	2,305	1,356	4,841	2,597
Net income	$9,020	$8,199	$5,577	$17,219	$10,407

Basic EPS	$1.64	$1.49	$0.99	$3.13	$1.84
Diluted EPS	$1.62	$1.48	$0.98	$3.10	$1.82
Weighted average shares outstanding, basic	5,500,588	5,499,578	5,632,174	5,500,083	5,661,803
Weighted average shares outstanding, diluted	5,558,580	5,554,930	5,677,292	5,562,025	5,719,453

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2024	2024	2023

Assets:
Cash and due from banks	$33,364	$30,159	$34,809
Interest bearing deposits in other banks	21,058	50,205	1,943
Investment securities available for sale, at fair value	584,964	592,479	671,139
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	12,381	13,467	10,604
Investment in Federal Home Loan Bank stock	4,929	3,236	5,858
Loans held for sale	85,926	43,818	60,759

Portfolio loans	1,875,907	1,811,135	1,659,239
Allowance for credit losses, loans	(17,694)	(17,533)	(15,645)
Net portfolio loans	1,858,213	1,793,602	1,643,594
Purchased receivables, net	25,722	37,698	21,866
Mortgage servicing rights, at fair value	21,077	20,055	18,248
Other real estate owned, net	—	—	273
Premises and equipment, net	40,393	40,836	39,573
Lease right of use asset	8,244	8,867	10,088
Goodwill and intangible assets	15,967	15,967	15,977
Other assets	72,680	72,421	66,726
Total assets	$2,821,668	$2,759,560	$2,638,207

Liabilities:
Demand deposits	$704,471	$714,244	$711,390
Interest-bearing demand	906,010	889,581	795,128
Savings deposits	238,156	246,902	275,602
Money market deposits	195,159	209,785	232,698
Time deposits	420,010	373,571	287,493
Total deposits	2,463,806	2,434,083	2,302,311
Other borrowings	43,961	13,569	64,887
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	8,269	8,884	10,087
Other liabilities	48,122	53,387	29,276
Total liabilities	2,574,468	2,520,233	2,416,871

Shareholders’ Equity:
Total shareholders’ equity	247,200	239,327	221,336
Total liabilities and shareholders’ equity	$2,821,668	$2,759,560	$2,638,207

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$495,781	26%	$475,220	26%	$486,057	27%	$492,145	28%	$499,780	29%
Commercial real estate:
Owner occupied properties	383,832	20%	372,507	20%	368,357	20%	359,019	21%	350,411	21%
Nonowner occupied and
multifamily properties	551,130	30%	529,904	30%	519,115	30%	509,939	30%	494,505	31%
Residential real estate:
1-4 family properties
secured by first liens	222,026	12%	218,552	12%	203,534	11%	180,719	10%	160,467	10%
1-4 family properties
secured by junior liens &
revolving secured by first liens	41,258	2%	35,460	2%	33,783	2%	27,342	2%	24,970	1%
1-4 family construction	29,510	2%	27,751	2%	31,239	2%	32,374	2%	35,527	2%
Construction loans	154,009	8%	153,537	8%	149,788	8%	120,909	7%	96,015	6%
Consumer loans	6,679	—%	6,444	—%	6,180	—%	5,930	—%	5,498	—%
Subtotal	1,884,225		1,819,375		1,798,053		1,728,377		1,667,173
Unearned loan fees, net	(8,318)		(8,240)		(8,556)		(8,286)		(7,934)
Total portfolio loans	$1,875,907		$1,811,135		$1,789,497		$1,720,091		$1,659,239

Composition of Deposits
	June 30, 2024		March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$704,471	29%	$714,244	29%	$749,683	31%	$764,647	31%	$711,390	31%
Interest-bearing demand	906,010	36%	889,581	37%	927,291	37%	875,814	36%	795,128	35%
Savings deposits	238,156	10%	246,902	10%	255,338	10%	265,799	11%	275,602	12%
Money market deposits	195,159	8%	209,785	9%	221,492	9%	230,814	10%	232,698	10%
Time deposits	420,010	17%	373,571	15%	331,251	13%	290,856	12%	287,493	12%
Total deposits	$2,463,806		$2,434,083		$2,485,055		$2,427,930		$2,302,311

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	June 30,	March 31,	June 30,
	2024	2024	2023
Nonaccrual loans	$4,830	$5,260	$7,723
Loans 90 days past due and accruing	17	—	—
Total nonperforming loans	4,847	5,260	7,723
Nonperforming loans guaranteed by government	—	—	(2,374)
Net nonperforming loans	4,847	5,260	5,349
Other real estate owned	—	—	273
Repossessed assets	297	—	—
Nonperforming purchased receivables	—	183	—
Net nonperforming assets	$5,144	$5,443	$5,622
Nonperforming loans, net of government guarantees / portfolio loans	0.26%	0.29%	0.32%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.28%	0.31%	0.34%
Nonperforming assets, net of government guarantees / total assets	0.18%	0.20%	0.21%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.19%	0.21%	0.22%

Adversely classified loans, net of government guarantees	$7,068	$7,206	$6,927
Special mention loans, net of government guarantees	$8,902	$9,976	$5,882
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.03%	0.03%	0.01%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.04%	0.04%	0.01%

Allowance for credit losses / portfolio loans	0.94%	0.97%	0.94%
Allowance for credit losses / portfolio loans, net of government guarantees	1.01%	1.03%	1.01%
Allowance for credit losses / nonperforming loans, net of government
guarantees	365%	333%	292%

Gross loan charge-offs for the quarter	$—	$25	$49
Gross loan recoveries for the quarter	($26)	($67)	($27)
Net loan (recoveries) charge-offs for the quarter	($26)	($42)	$22
Net loan charge-offs (recoveries) year-to-date	($68)	($42)	($38)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	—%	—%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.01)%	(0.01)%	—%

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$17,352	5.27%	$61,561	5.38%	$66,058	4.96%
Portfolio investments	639,980	2.82%	670,937	2.82%	727,833	2.40%
Loans held for sale	65,102	6.08%	32,635	6.13%	37,594	5.96%
Portfolio loans	1,845,832	6.87%	1,793,425	6.75%	1,603,126	6.48%
Total interest-earning assets	2,568,266	5.83%	2,558,558	5.69%	2,434,611	5.31%
Nonearning assets	204,509		201,137		185,342
Total assets	$2,772,775		$2,759,695		$2,619,953

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$1,725,013	2.21%	$1,731,923	2.13%	$1,568,173	1.56%
Borrowings	38,390	3.92%	23,944	2.95%	54,602	4.11%
Total interest-bearing liabilities	1,763,403	2.25%	1,755,867	2.14%	1,622,775	1.65%

Noninterest-bearing demand deposits	706,339		705,134		735,615
Other liabilities	58,549		60,407		34,514
Shareholders’ equity	244,484		238,287		227,049
Total liabilities and shareholders’ equity	$2,772,775		$2,759,695		$2,619,953
Net spread		3.58%		3.55%		3.66%
NIM		4.24%		4.16%		4.14%
NIMTE*		4.30%		4.22%		4.21%
Cost of funds		1.60%		1.53%		1.13%
Average portfolio loans to average
interest-earning assets	71.87%		70.10%		65.85%
Average portfolio loans to average total deposits	75.92%		73.59%		69.59%
Average non-interest deposits to average
total deposits	29.05%		28.93%		31.93%
Average interest-earning assets to average
interest-bearing liabilities	145.64%		145.71%		150.03%

The components of the change in NIMTE* are detailed in the table below:

	2Q24 vs. 1Q24	2Q24 vs. 2Q23
Nonaccrual interest adjustments	(0.02)%	(0.02)%
Interest rates on loans and liabilities and loan fees, all other loans	0.06%	(0.18)%
Volume and mix of other interest-earning assets and liabilities	0.04%	0.29%
Change in NIMTE*	0.08%	0.09%

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2024		June 30, 2023
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$39,457	5.36%	$98,314	4.69%
Portfolio investments	655,458	2.82%	727,722	2.40%
Loans held for sale	48,868	6.10%	29,294	5.80%
Portfolio loans	1,819,629	6.81%	1,563,847	6.39%
Total interest-earning assets	2,563,412	5.76%	2,419,177	5.21%
Nonearning assets	202,819		185,545
Total assets	$2,766,231		$2,604,722

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,728,468	2.17%	$1,555,874	1.39%
Borrowings	31,167	3.55%	39,567	3.74%
Total interest-bearing liabilities	1,759,635	2.19%	1,595,441	1.44%

Noninterest-bearing demand deposits	705,736		745,795
Other liabilities	59,478		37,772
Shareholders' equity	241,382		225,714
Total liabilities and shareholders' equity	$2,766,231		$2,604,722
Net spread		3.57%		3.77%
NIM		4.20%		4.18%
NIMTE*		4.26%		4.25%
Cost of funds		1.57%		0.98%
Average portfolio loans to average interest-earning assets	70.98%		64.64%
Average portfolio loans to average total deposits	74.75%		67.94%
Average non-interest deposits to average total deposits	28.99%		32.40%
Average interest-earning assets to average interest-bearing liabilities	145.68%		151.63%

The components of the change in NIMTE* are detailed in the table below:

YTD24 vs.YTD23
Nonaccrual interest adjustments	(0.01)%
Interest rates and loan fees	(0.26)%
Volume and mix of interest-earning assets and liabilities	0.28%
Change in NIMTE*	0.01%

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
20 of 22

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2024	March 31, 2024	June 30, 2023
Book value per share	$44.93	$43.52	$39.45
Tangible book value per share*	$42.03	$40.61	$36.60
Total shareholders’ equity/total assets	8.76%	8.67%	8.39%
Tangible Common Equity/Tangible Assets*	8.24%	8.14%	7.83%
Tier 1 Capital / Risk Adjusted Assets	11.68%	11.55%	12.13%
Total Capital / Risk Adjusted Assets	12.58%	12.47%	13.02%
Tier 1 Capital / Average Assets	9.17%	9.01%	9.28%
Shares outstanding	5,501,562	5,499,578	5,610,841
Total unrealized loss on AFS debt securities, net of income taxes	($15,197)	($17,205)	($27,470)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,212	$1,172	$1,028

Profitability Ratios
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
For the quarter:
NIM	4.24%	4.16%	4.06%	4.15%	4.14%
NIMTE*	4.30%	4.22%	4.12%	4.21%	4.21%
Efficiency ratio	68.78%	68.93%	72.21%	66.64%	74.03%
Return on average assets	1.31%	1.19%	0.93%	1.22%	0.85%
Return on average equity	14.84%	13.84%	11.36%	14.67%	9.85%

	June 30, 2024	June 30, 2023
Year-to-date:
NIM	4.20%	4.18%
NIMTE*	4.26%	4.25%
Efficiency ratio	68.85%	76.19%
Return on average assets	1.25%	0.81%
Return on average equity	14.35%	9.30%

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
21 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2024 and 2023. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Net interest income	$27,053	$26,447	$26,732	$26,350	$25,142
Divided by average interest-bearing assets	2,568,266	2,558,558	2,612,297	2,516,126	2,434,611
Net interest margin (“NIM”)[2]	4.24%	4.16%	4.06%	4.15%	4.14%

Net interest income	$27,053	$26,447	$26,732	$26,350	$25,142
Plus: reduction in tax expense related to
tax-exempt interest income	378	379	374	373	400
	$27,431	$26,826	$27,106	$26,723	$25,542
Divided by average interest-bearing assets	2,568,266	2,558,558	2,612,297	2,516,126	2,434,611
NIMTE[2]	4.30%	4.22%	4.12%	4.21%	4.21%

	Year-to-date
	June 30, 2024	June 30, 2023
Net interest income	$53,500	$50,174
Divided by average interest-bearing assets	2,563,412	2,419,177
Net interest margin ("NIM")[3]	4.20%	4.18%

Net interest income	$53,500	$50,174
Plus: reduction in tax expense related to
tax-exempt interest income	757	829
	$54,257	$51,003
Divided by average interest-bearing assets	2,563,412	2,419,177
NIMTE[3]	4.26%	4.25%

2Calculated using actual days in the quarter divided by 366 for the quarters ended in 2024 and 365 for the quarters ended in 2023, respectively.

3Calculated using actual days in the year divided by 366 for year-to-date period in 2024 and 365 for year-to-date period in 2023, respectively.

Northrim BanCorp Earns $9.0 Million, or $1.62 per Diluted Share in 2Q24
July 24, 2024
22 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total shareholders’ equity	$247,200	$239,327	$234,718	$225,259	$221,336
Divided by shares outstanding	5,502	5,500	5,513	5,548	5,611
Book value per share	$44.93	$43.52	$42.57	$40.60	$39.45

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total shareholders’ equity	$247,200	$239,327	$234,718	$225,259	$221,336
Less: goodwill and intangible assets	15,967	15,967	15,967	15,973	15,977
	$231,233	$223,360	$218,751	$209,286	$205,359
Divided by shares outstanding	5,502	5,500	5,513	5,548	5,611
Tangible book value per share	$42.03	$40.61	$39.68	$37.72	$36.60

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets.

Northrim BanCorp, Inc.	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total shareholders’ equity	$247,200	$239,327	$234,718	$225,259	$221,336
Total assets	2,821,668	2,759,560	2,807,497	2,790,189	2,638,207
Total shareholders’ equity to total assets	8.76%	8.67%	8.36%	8.07%	8.39%

Northrim BanCorp, Inc.	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total shareholders’ equity	$247,200	$239,327	$234,718	$225,259	$221,336
Less: goodwill and other intangible assets, net	15,967	15,967	15,967	15,973	15,977
Tangible common shareholders’ equity	$231,233	$223,360	$218,751	$209,286	$205,359

Total assets	$2,821,668	$2,759,560	$2,807,497	$2,790,189	$2,638,207
Less: goodwill and other intangible assets, net	15,967	15,967	15,967	15,973	15,977
Tangible assets	$2,805,701	$2,743,593	$2,791,530	$2,774,216	$2,622,230
Tangible common equity ratio	8.24%	8.14%	7.84%	7.54%	7.83%

Note Transmitted on GlobeNewswire on July 24, 2024, at 12:15 pm Alaska Standard Time.